Exhibit 10-d-2
ROCKWELL COLLINS, INC.
INCENTIVE COMPENSATION PLAN
1. Purposes
          The purposes of the Incentive Compensation Plan (the “Plan”) are to provide a reward and an incentive to employees of the Corporation in managerial, staff or technical capacities who have contributed and in the future are likely to contribute to the success of the Corporation and to enhance the Corporation’s ability to attract and retain outstanding persons to serve in such capacities.
2. Definitions
          For the purpose of the Plan, the following terms shall have the meanings shown:
          (a) Board of Directors. The Board of Directors of Rockwell Collins.
          (b) Committee. The Compensation Committee of Rockwell Collins or such other Incentive Compensation Committee as may be designated by the Board of Directors, consisting of members of the Board of Directors who are not eligible to participate in the Plan.
          (c) Corporation. Rockwell Collins and its subsidiaries.
          (d) Designated Senior Executives. The CEO, executives reporting directly to the CEO, persons designated as executive officers by the Board and VP/GM of business units.
          (e) Employees. Persons in the salaried employ of the Corporation (including those on authorized leave of absence) during some part of the fiscal year for which an award is made. Unless he or she is also an employee of the

Corporation, no member of the Board of Directors shall be eligible to participate in the Plan.
          (f) Goals. The financial goals and measures for the enterprise established by the Committee for the Plan each fiscal year.
          (g) Rockwell Collins. Rockwell Collins, Inc.
          (h) Section 409A. Section 409A of the Internal Revenue Code of 1986, as amended, including any regulations and other guidance issued thereunder.
          (i) Senior Executive Plan. Rockwell Collins’ Annual Incentive Compensation Plan for Senior Executive Officers.
          (j) Target Incentive. An estimated amount, expressed as a percentage of an eligible Employee’s base earnings, that is targeted to be paid after the end of the Corporation’s fiscal year to such eligible Employee if the Goals are achieved at the targeted performance level.
          (k) 2005 DCP. Rockwell Collins, Inc. 2005 Deferred Compensation Plan.
3. Annual Goals
          (a) Prior to the beginning of the fiscal year, the Committee will consider key enterprise measures; the weighting of the measures; and the threshold, target and maximum performance required for payment of awards as part of the establishment of the Goals for the new fiscal year. The Goals may include performance measures tied to business unit or shared service measures for the Employees assigned to each unit. These measures for the business units or share services will be subject to approval by the Chief Executive Officer.
          (b) Subject to Section 409A, the Committee may review the Goals during the fiscal year and make adjustments as necessary for prior year performance or unforeseen current fiscal year events.

          (c) After the end of the fiscal year, the Committee will review the Corporation’s level of actual achievement of the key measures relative to the Goals for the year.
          (d) Eligible employees will prepare and review with their supervisors individual goals for each new fiscal year. Performance reviews on these individual goals between eligible Employees and their supervisors may be held during the fiscal year and will be held after the end of the fiscal year to evaluate individual performance.
4. Awards
          (a) The Target Incentive for each eligible Employee shall be established by the Corporation and communicated to the Employee each fiscal year. The Target Incentives for the Designated Senior Executives shall be subject to approval by the Committee.
          (b) The Chief Executive Officer of Rockwell Collins shall submit to the Committee, within two and one-half months after the end of each completed fiscal year, recommendations concerning awards for the completed fiscal year based on enterprise and individual performance evaluation process contemplated in paragraph 3.
          (c) The Committee, in its discretion, following its receipt of a recommendation described in paragraph 4(b), shall determine for the immediately preceding fiscal year (i) the extent to which awards, if any, shall be made; (ii) the total dollars paid or payable for the awards to all eligible Employees under this Plan (excluding amounts payable to Designated Senior Executives, which are independently approved by the Committee); and (iii) the amount of any award payable to each Designated Senior Executive. The CEO is delegated the authority to determine other individual awards consistent with the Committee approved level of funding and general category of participants, for persons below the level of the Designated Senior Executives.

          (d) The Corporation shall promptly notify each person to whom an award has been made and pay the award in accordance with the determinations of the Committee.
          (e) A cash award may be made with respect to an employee who has died. Any such award shall be paid to the legal representative or representatives of the estate of such employee.
          (f) No unpaid installment of any award shall bear interest.
          (g) No employee who receives an award under the Senior Executive Plan for any fiscal year of the Corporation shall be eligible for award under this Plan for that fiscal year.
          (h) Notwithstanding any other provision of this Plan to the contrary, except to the extent that an employee has elected to defer receipt of his or her award pursuant to the 2005 DCP pursuant to subclause (i) below, any award payable under this Plan will be paid no later than March 15th of the calendar year following the end of the fiscal year to which such award relates.
          (i) Any employee who is eligible to participate in the 2005 DCP may elect to defer an award under this Plan subject to and in accordance with the terms and conditions of the 2005 DCP. It is intended that any such deferral will only be permitted to the extent that such election to defer payment complies with Section 409A. Rockwell Collins will provide the employee with the appropriate deferral election form pursuant to which the employee may make his or her deferral election. Once an employee has elected to defer payment into the 2005 DCP, the deferred amounts, including the employee’s ability to make a change to that deferral election and his or her right to receive payment of such deferred amounts, will be subject in all regards to the terms and conditions of the 2005 DCP and the requirements of Section 409A generally. Notwithstanding any other provision of this Plan to the contrary, the Corporation makes no representation that the Plan or the 2005 DCP or any amount deferred pursuant to subclause (i) or the 2005 DCP will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to this Plan or the 2005 DCP.

5. Finality of Determinations
          The Committee shall have the power to administer and interpret the Plan. All determinations, interpretations and actions of the Committee or Chief Executive Officer under or in connection with the Plan shall be final, conclusive and binding upon all concerned.
6. Amendment of the Plan
          The Board of Directors and the Committee shall each have the power, in its sole discretion, to amend, suspend or terminate the Plan at any time, except that no such action shall adversely affect rights under an award already made, without the consent of the person affected.
7. Miscellaneous
          (a) A majority of the members of the Committee shall constitute a quorum. The Committee may act by the vote of a majority of a quorum at a meeting, or by a writing or writings signed by a majority of the members of the Committee.
          (b) Notwithstanding any other provisions of the Plan, if a Change of Control (as defined in Article III, Section 13 (I) (1) of Rockwell Collins’ By-Laws) shall occur, then unless prior to the occurrence thereof the Board of Directors shall determine otherwise by vote of at least two-thirds of its members, all unpaid installments of any awards made under the Plan prior to such Change of Control shall forthwith become due and payable.
          (c) The Corporation shall bear all expenses and costs in connection with the operation of the Plan.
8. Effective Date
The Plan became effective as of June 11, 2003. The Plan was amended and restated on September 12, 2007 effective as of January 1, 2005 to reflect changes in respect of Section 409A.